During its quarterly earnings webcast on October 26, 2005, Lucent Technologies Inc. (the “Company”) provided the following information:
•	The Company expects its fiscal 2006 revenues to increase on a percentage basis in the mid-single digits, with slightly higher revenues in the second half of the fiscal year than the first half of the fiscal year.

•	The Company expects an annual gross margin rate for fiscal 2006 on a percentage basis in the 41% to 43% range. Quarterly gross margin rates may be subject to fluctuations.

•	The Company expects fiscal 2006 operating expenses as a percentage of revenues of about 30%.

•	The Company expects fiscal 2006 revenues for its mobility business to grow, but at a more moderate annual growth rate than the fiscal 2005 annual growth rate of 12%.

•	The Company expects fiscal 2006 revenues for its wireline business to be stabilizing at or slightly below the fiscal 2005 level of about $2.45 billion, which reflects the transfer of the Network Operations Software unit to the services business effective October 1, 2005.

•	The Company expects fiscal 2006 revenues for its services business to grow at an annual rate comparable to or slightly above the fiscal 2005 annual growth rate of 10%.

•	The Company expects to recognize approximately $200 million of income tax expense during fiscal 2006, with approximately $125 million of non-cash tax expense related to U.S. income and the remainder attributable to non-U.S. income.

•	The Company is not providing any quarterly guidance.
The above are forward-looking statements about the Company’s expectations for future performance. Actual results could differ materially from those suggested by the foregoing statements. Information about factors that could affect future results are addressed in the Company’s SEC filings, including the Company’s reports on Forms 10-K, 10-Q, and 8-K. A summary of these factors are also included in the press release filed as Exhibit 99.1 to the Form 8-K to which this exhibit is filed.